Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Kevin C. Hale and Robert T. Reichert his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-4 for First National Bankshares of Florida, Inc. (“FLB”) relating to the acquisition by FLB of Southern Community Bancorp, and any and all amendments (including post-effective amendments) to such registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as he might do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

IN WITNESS WHEREOF, each of the undersigned officers and directors of FLB in the capacity or capacities noted has hereunto set his or her hand as of the date indicated below. This Power of Attorney may be executed in counterparts which, when taken together, constitute a single original thereof.

Signature	Title	Date

/s/ Gary L. Tice Gary L. Tice	Chairman and Chief Executive Officer	May 27, 2004

/s/ G. Scott Baton, II G. Scott Baton, II	Director	May 28, 2004

/s/ Alan C. Bomstein Alan C. Bomstein	Director	May 29, 2004

/s/ Charles T. Cricks Charles T. Cricks	Director	May 27, 2004

/s/ James S. Lindsay James S. Lindsay	Director	May 28, 2004

/s/ Edward J. Mace Edward J. Mace	Director	May 29, 2004

/s/ Lee Roy Selmon Lee Roy Selmon	Director	May 28, 2004

/s/ Hon. David A. Straz, Jr. Hon. David A. Straz, Jr.	Director	May 29, 2004